EXHIBIT 99.1

                EXPRESS SCRIPTS REPORTS CONTINUED STRONG REVENUE
                                AND INCOME GROWTH
               Net Income Increased 31 Percent In Third Quarter;
                     ValueRx Integration Continues On Track

     ST. LOUIS, October 21, 1998--Express Scripts, Inc. (NASD: ESRX) today reported net income grew by 31.2 percent to $11.3 million from $8.6 million in the prior year, and rose 28.9 percent on a diluted per share basis, to 67 cents from 52 cents. The company's third quarter 1998 revenue increased 152.3 percent to $807.3 million compared with $319.9 million for the same period one year ago.

     While contributions from the acquisition of ValueRx, completed April 1, 1998, were primarily responsible for the significant increase in revenues during the third quarter of 1998, the company also experienced continued growth from its existing base of business compared to the third quarter of 1997. The operations of ValueRx also had a positive impact on operating income for the quarter, although planned integration costs partially offset this operating income.

     "We were pleased to generate net income growth exceeding 30 percent in the third quarter of 1998 over the same period last year," said Barrett Toan, Express Scripts president and chief executive officer. "We are also pleased that the integration of Express Scripts' and ValueRx's operations continues to move forward following the plan we set forth in April. We have been successful in achieving our integration goals while maintaining a non-dilutive earnings stream and positive cash flow."

     Net membership as of Oct. 1, 1998, is approximately 22.8 million members, an increase of 100,000 members from the previous quarter end. As part of an ongoing process to evaluate the profitability of its client base and improve margins where appropriate, which was begun by ValueRx prior to the acquisition and continued by the combined company after the effective date of the acquisition, a number of clients with a total of 500,000 members have terminated. Countering these losses were additional sales resulting in 600,000 new members.

     Toan said the company has met all of its third quarter integration goals. Specifically, the company has: combined existing contracts and contracting procedures related to both suppliers and providers; implemented financial reporting systems and completed a systems integration plan for all other systems, including knowledge systems, claims adjudication and mail service systems; and consolidated financial operations.

     Fourth quarter goals remain unchanged, said Toan, with the foremost goal being implementation of a new sales and marketing program for enhanced PBM services. Express Scripts also is on track to integrate computer platforms and systems applications.

     Express Scripts continued to receive positive contributions from its advanced pharmacy benefits programs, such as Express TherapeuticsSM and Express PreferenceSM, as well as its other complementary healthcare business units including IVTx, the company's home infusion therapy division, in the third quarter of 1998. The Practice Patterns Science subsidiary continued to increase its registry database business.

     The cost of revenues for the third quarter of 1998 increased 153.3 percent to $738.5 million, compared with $291.6 million for the third quarter of 1997. Third quarter SG&A expenses increased 173.9 percent to $43.2 million in 1998 from $15.8 million for the same period in 1997. That increase reflected additional expenses related to the ongoing operations of ValueRx, as well as costs associated with the integration of the two companies and amortization of intangible assets. As a percentage of revenues, SG&A expenses, excluding amortization of $3.2 million of intangible assets, remained consistent with those reported during the same period of the prior year.

     The company's positive cash flows continued to improve since the April 1, 1998, acquisition of ValueRx. As of Sept. 30, 1998, Express Scripts had cash, cash equivalents and short-term investments of $101.1 million, a 23.4 percent increase from June 30, 1998. Shareholders' equity at the end of the quarter was $236.9 million, an increase of 16.3 percent compared with $203.7 million as of Dec. 31. 1997.

     For the first nine months of 1998, excluding the one-time pre-tax charge of $1.7 million or 6 cents per share taken in the second quarter of 1998 related to the restructuring of the company's managed vision business, Express Scripts reported net income of $31.7 million, an increase of 29.9 percent compared with $24.4 million in the first nine months of last year. On a diluted per share basis, net income through Sept. 30, 1998, was $1.89, up 27.7 percent from the $1.48 per share reported for the same period in 1997. Net revenues, which include the contributions from the ValueRx acquisition in the second and third quarters, grew by 125.1 percent to $1.99 billion in the nine months ended Sept. 30, 1998, from $882.4 million in 1997.

     On Oct. 12, 1998, Express Scripts announced a two-for-one stock split of its Class A and Class B common stock, to be effected in the form of a stock dividend. The stock split is for shareholders of record as of Oct. 20, 1998, and will be effective on or about Oct. 30, 1998.

     Express Scripts, Inc. is a leading specialty managed care company and believes it is the largest independent full-service pharmacy benefit management
(PBM) company in North America. Following its acquisition of ValueRx, the company serves thousands of clients, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Together, Express Scripts and ValueRx manage more than $4.0 billion in annual drug spend. The company provides a full range of consultative PBM services, including pharmacy network management, mail service, formulary management, disease management and medical and drug data analysis services. The company also provides medical information management services, which include provider profiling and outcomes assessments, informed decision counseling services and infusion therapy services. Express Scripts is headquartered in St. Louis, and has additional major sites in Minneapolis; Bensalem, PA; Albuquerque, NM; Tempe, AZ; Troy, NY; and Farmington Hills, MI. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM.

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. The company's actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that might cause such a difference to occur include, but are not limited to: risks associated with the consummation of acquisitions, including the ability to successfully integrate the operations of acquired businesses with the existing operations of the company and risks inherent in the acquired entities operations; heightened competition, including increased price competition in the pharmacy benefit management business; the possible termination of the company's contracts with certain key clients or providers; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the company to consummate contract negotiations with prospective clients; competition in the bidding and proposal process; adverse results in certain litigation and regulatory matters; the adoption of adverse legislation or regulations or a change in the interpretation of existing legislation or regulations; the impact of increases in health care costs and utilization patterns; risks associated with the development of new products; risks associated with the "Year 2000" issue, including the ability of the company to successfully convert its information systems and its non-information systems, and the ability of its vendors/trading partners to successfully convert their systems, to accommodate dates beyond December 31, 1999; and other risks described from time to time in the company's filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial tables follow.

                              EXPRESS SCRIPTS, INC.

                                  Balance Sheet
                                ($ in thousands)
                                   (Unaudited)

                                                   SEPTEMBER 30         DECEMBER 31       SEPTEMBER 30
                                                       1998                 1997               1997
                                                -----------------     ---------------    ------------------
Assets
      Current assets
         Cash and cash equivalents                       $101,100             $64,155               $45,742
         Short term investments                                                57,938                57,172
                                                                -
         Receivables, net                                 391,299             210,291               202,624
         Inventories                                       42,344              28,935                20,758
         Deferred taxes and prepaid expenses               50,303               2,649                 3,066
                                                 -----------------     ---------------    ------------------
             Total current assets                         585,046             363,968               329,362
                                                 -----------------     ---------------    ------------------

      Property and equipment (net)                         75,392              26,821                26,797
      Goodwill (net)                                      307,781                                       261
                                                                                  251
      Other assets                                         87,459              11,468                12,014
                                                 =================     ===============    ==================
      Total assets                                     $1,055,678            $402,508              $368,434
                                                 =================     ===============    ==================

Liabilities and Stockholders' Equity
      Current liabilities
         Current portion long term debt                  $ 27,000            $      -              $     -
         Claims payable                                   238,767             153,051               132,492
         Accounts payable                                  52,253              17,979                20,267
         Accrued expenses                                 166,536              26,876                21,554
                                                 -----------------     ---------------    ------------------
             Total current liabilities                    484,556             197,906               174,313

      Long term debt                                      333,000                   -                     -
      Other long term liabilities                           1,199                 901                 1,180
                                                 -----------------     ---------------    ------------------
      Total liabilities                                   818,755             198,807               175,493
                                                 -----------------     ---------------    ------------------

      Total stockholders' equity                          236,923             203,701               192,941

                                                 =================     ===============    ==================
      Total liabilities and stockholders' equity       $1,055,678            $402,508              $368,434
                                                 =================     ===============    ==================

                              EXPRESS SCRIPTS, INC.

                             STATEMENT OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                   (UNAUDITED)

                                              THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                SEPTEMBER 30                               SEPTEMBER 30
                                          --------------------------               ---------------------------
                                              1998         1997         % Change        1998           1997        % Change
                                          --------------------------  ------------ ----------------------------  --------------

Net revenues                                  $807,319     $319,937       152.34%      $1,986,087      $882,442      125.07%
                                          ------------- ------------               --------------- -------------

Cost and expenses:
  Cost of revenues                             738,544      291,590       153.28%       1,820,593       803,794      126.50%
  Selling, general & administrative             43,153       15,758       173.85%         101,245        42,789      136.61%
  Corporate restructuring expenses                   -            -            nm           1,651             -           nm
                                          ------------- ------------               --------------- -------------
                                               781,697      307,348       154.34%       1,923,489       846,583      127.21%
                                          ------------- ------------               --------------- -------------
Operating income                                25,622       12,589       103.53%          62,598        35,859       74.57%
                                          ------------- ------------               --------------- -------------
Other income (expense):
  Interest income                                1,794        1,609        11.50%           5,683         4,171       36.25%
  Interest expense                             (6,912)         (29)            nm        (13,793)          (65)           nm
                                          ------------- ------------               --------------- -------------
                                               (5,118)        1,580      -423.92%         (8,110)         4,106     -297.52%
                                          ------------- ------------               --------------- -------------
Income before income taxes                      20,504       14,169        44.71%          54,488        39,965       36.34%
Provision for income taxes                       9,201        5,556        65.60%          23,738        15,580       52.36%
                                          ------------- ------------               --------------- -------------
Net income                                     $11,303       $8,613        31.23%         $30,750       $24,385       26.10%
                                          ============= ============               =============== =============

Basic earnings per share                         $0.68        $0.53        28.30%           $1.86         $1.49       24.83%
                                          ============= ============               =============== =============

Weighted average number of common shares out-
  standing during the period - Basic EPS        16,561       16,400         0.98%          16,546        16,312        1.43%
                                          ============= ============               =============== =============

Diluted earnings per share                       $0.67        $0.52        28.85%           $1.83         $1.48       23.65%
                                          ============= ============               =============== =============

Weighted average number of common shares out-
  standing during the period - Diluted          16,841       16,593         1.49%          16,817        16,503        1.90%
EPS
                                          ============= ============               =============== =============


nm -  Not meaningful


                               NON-FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PERCENTAGE DATA)

                                            THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                SEPTEMBER 30                               SEPTEMBER 30
                                          -------------------------                ------------------------------------------
                                              1998         1997         % Change        1998           1997        % Change
                                          -------------------------   ------------ -----------------------------  -----------
Pharmacy network claims processed               30,556       18,160        68.26%          80,226        52,958       51.49%

Mail pharmacy claims filled
                                                 2,091        1,021       104.80%           5,267         2,865       83.84%

Number of pharmacies in network                                                              51.4          50.3        2.19%

Pharmacy benefit covered lives                                                             22,800        12,200       86.89%

Drug spend                                   1,261,364      630,162       100.17%       3,137,264     1,758,490       78.41%



                             SELECTED RATIO ANALYSIS

    EBITDA to Debt Ratio                                   2.7 1
    Interest Coverage Ratio                                4.7 1
    Debt to Enterprise Value                             20.7% 2
    Cash Value per Share                                 $6.02 2
    Book Value per Share                                $14.10 2

1 - Annualized utilizing financial information subsequent to the purchase of Value RX on April 1, 1998, excluding the Corporate restructuring expenses.
2 - Based on financial information as of Sept. 30, 1998.